                                                                    EXHIBIT 11.1
                       AMERICAN COIN MERCHANDISING, INC.
                       COMPUTATION OF PER SHARE EARNINGS


                                                     THREE MONTHS      SIX MONTHS
                                                         ENDED            ENDED
                                                    JUNE 30, 1996    JUNE 30, 1996
                                                    -------------     -----------
       EARNINGS PER SHARE:

       NET INCOME  . . . . . . . . . . . . . . .    $     373,000     $   876,000
                                                    -------------     -----------
       COMMON SHARES OUTSTANDING . . . . . . . .        5,081,608       5,081,608

       EFFECT OF SHARES ISSUABLE UNDER
         STOCK OPTIONS USING THE
         TREASURY STOCK METHOD . . . . . . . . .          366,636         366,771
                                                    -------------     -----------
       SHARES USED IN COMPUTING
         EARNINGS PER SHARE  . . . . . . . . . .        5,448,244       5,448,379
                                                    =============     ===========
       EARNINGS PER COMMON SHARE . . . . . . . .    $        0.07     $      0.16
                                                    =============     ===========

(a)   Primary and fully diluted earnings per share are the same.

(b) Net income per share for the three months and six months ended June 30, 1995 has been omitted because through August 31, 1995 the Combined Companies were not a single entity with its own capital structure.